EXHIBIT 23.02


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Surety Capital Corporation on Form S-8 (File No. 33-_____) of our report dated January 22, 1996, except for the first paragraph of Note 18, which the date is February 28, 1996, the second paragraph of Note 18, which the date is February 29, 1996, and the third paragraph of Note 18, which the date is March 15, 1996, on our audits of the consolidated financial statements as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.


Fort Worth, Texas
January 21, 1997